EXHIBIT 2.B

OPERATING AGREEMENT

OF

LB 1 LLC

THE LIMITED LIABILITY COMPANY SHARES OF MEMBERSHIP INTEREST DESCRIBED IN THIS OPERATING AGREEMENT (THE “SHARES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). ALL SHARES MUST BE ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION OF THE SHARES. A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SHARES CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE SHARES. THIS AGREEMENT ALSO PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE SHARES.

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OPERATING AGREEMENT

OF

LB 1 LLC

This OPERATING AGREEMENT (this “Agreement”) of LB 1 LLC (the “Company”) is made effective as of November 26, 2018, by and among Legacy Builders Management, LLC the “Manager”), and the holders of shares of membership interest in the Company who have executed this Agreement as of the date hereof or who later become party to this Agreement as provided below (each a “Shareholder” or “Member” and together, the “Shareholders” or “Members”).

1. Organization

The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). The rights and liabilities of the Shareholders or Members shall be as provided in the Act, except as otherwise provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2. Name; Purpose; Term

The name of the Company is “LB 1 LLC.” The purpose of the Company is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Act that are related or incidental to and reasonably necessary, convenient or advisable to achieve such purposes. The term of the Company commenced immediately upon the filing of the Certificate of Formation and shall continue unless and until the Company is dissolved and liquidated as provided for herein.

3. Registered Office and Agent

The registered office and agent of the Company in the State of Delaware initially shall be as set forth in the Certificate of Formation and thereafter as may from time to time be designated by the Managers.

4. Books and Records

The Company shall maintain all books of accounts necessary to prepare financial statements and tax returns. All books of account shall be maintained at the principal offices of the Company and shall be open for inspection by any Member at any reasonable time.

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5. Membership Interests and Classes

5.1 Membership Interests

A Member is admitted as a Member of the Company upon approval by the Manager and upon the Member's agreement through the execution of a counterpart of this Agreement to become a Member and to comply with the terms and conditions of this Agreement, as may be subsequently amended. All membership Interests are uncertificated securities that are subject to the limitations of this Agreement.

5.2 Membership Classes

The Company shall issue membership Interests identified as belonging to such classes of common or preferred Interests that the Company establishes from time to time in exchange for consideration determined by the Company in accordance with this Agreement and the Act. Each class of membership Interests shall have the rights and preferences specified in this Agreement or in any resolution or amendment identifying an additional class of Interests.

6. Accounting and Tax Matters

The fiscal year of the Company shall commence on January 1 and terminate on December 31 each year, except the first fiscal year, which commenced on the date indicated above, and the final fiscal year, which shall terminate concurrently with the final liquidation of the assets of the Company. Unless otherwise determined by the Managers, the Company shall maintain its books of account and accounting records on an annual, unaudited tax accounting basis consistent with the Company's fiscal year, and the accounts shall readily disclose all items that the Members take into account for income tax purposes. The Managers shall cause the Company to prepare and file all required local, state and federal tax or informational returns. To the extent necessary, the Managers shall designate a “tax matters partner” as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”).

7. Capital Contributions.

7.1 Capital Contributions

Each Member has contributed to the capital of the Company the cash, property, or services identified across from the Member's name on Schedule 1. Except as set forth in this Section 7, no Member shall have the obligation to make any additional capital contributions to the Company. No Member may make any additional capital contributions to the Company without the consent of the Managers.

7.2 No Third-Party Beneficiary

No creditor or other third party having dealings with the Company shall have the right to cause any Member to make a capital contribution to the Company or to pursue any other right or remedy hereunder, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members herein set forth to make capital contributions to the Company, if any, shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company, and such rights or obligations may not be pledged or encumbered to secure any debt or other obligation of the Company or of any of the Members.

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8. Capital Accounts

A capital account (“Capital Account”) shall be established and maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). This Agreement shall be interpreted and applied in a manner consistent with Code Section 704(b) and the Treasury Regulations promulgated thereunder. No interest shall be paid on the capital of the Company or on any subsequent contributions of capital. The Capital Accounts of the Members may be increased or decreased to reflect a revaluation of property on the Company's books and records, but only in accordance with the rules set forth in Treasury Regulation 1.704-1(b)(2)(iv)(f). Following any such revaluation, the Members' Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such property.

9. Allocations of Profits, Losses, Deductions and Credits

Profits or Losses (each as defined below) of the Company shall be determined for each fiscal period and shall be credited and charged to the Members' Capital Accounts as follows:

9.1 Timing and Amount

Profits and Losses of the Company shall be determined and allocated to the Capital Accounts of the Members with respect to each fiscal year of the Company as of the end of each such year. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses. “Profits” or “Losses” for each fiscal year of the Company shall mean the net taxable income or net taxable loss of the Company, as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), modified to take into account the rules for properly maintaining capital accounts as set forth in Treasury Regulations Section 1.704-1(b)(2)(iv).

9.2 Allocations

Except as otherwise provided in this Section 9, all Profits and Losses of the Company shall be allocated in proportion to their respective Percentage Interests. “Percentage Interest” means the respective interests of each Member identified on Schedule 1, and as may be updated (which shall not be deemed an amendment) from time to time to reflect any changes to the Members' Percentage Interests.

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9.3 Tax Allocations.

(a) Except as otherwise provided in this Section 9.3, each item of income, gain, loss and deduction shall be allocated for income tax purposes among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 9.

(b) Notwithstanding the foregoing provisions of this Section 9, income, gain, loss and deduction with respect to property contributed to the Company by a Member, or with respect to a revaluation of Company assets pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f), shall be allocated among the Members, pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis of such property to the Company and its fair market value. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Treasury Regulations as chosen by the Members.

(c) Allocations pursuant to this Section 9.3 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.

10. Distributions of Available Cash

(a) At such times as the Manager determine it desirable, Available Cash (as defined below) shall be distributed to the Members in accordance with their respective Percentage Interests.

(b) Notwithstanding Section 10(a), the Managers shall use commercially reasonable efforts to timely distribute to each Member cash in an amount equal to its share of the Company's taxable income for the prior fiscal year multiplied by the sum of the maximum federal and state income tax rates provided for individuals under the Code and the applicable state income tax code, respectively. For purposes of determining the amount to be distributed to each Member pursuant to this Section 10(b), distributions made in the prior fiscal year pursuant to Section 10(a) shall be treated as made pursuant to this Section 10(b).

(c) “Available Cash” of the Company shall be determined by the Managers, and for any applicable period shall mean the amount (if any) by which the gross cash receipts of the Company during such period from all sources, including net operating income, contributions to the capital of the Company, funds borrowed by the Company and any and all receipts in respect of the Company's interest in other entities, exceed the expenses and expenditures during such period and the amounts required to provide for the future needs of the business of the Company and to establish and fund reasonable reserves against future costs and liabilities.

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11. Management Duties and Restrictions

11.1 Manager(s)

The Company shall be manager-managed by one or more Managers. The Manager shall initially be Legacy Builders Management, LLC. (Throughout this Agreement, the term “Manager” and “Managers” are interchangeable). Members collectively holding at least a majority of the Percentage Interests in the Company may, by written consent or affirmative vote, and with 30 days' notice, remove the Managers. Members may then, by a majority vote, or written consent, elect a new Manager, provided, however, that such removal of the Manager shall not become effective until the election of the new Manager. Removal of the Manager shall in no way impair any rights of the Manager attributable to the period prior to the effective date of removal. The Manager may voluntarily withdraw from the Company with 90 days' written notice to the Members. In the event of the Manager's withdrawal, or if the Manager dies or becomes legally incapacitated or unable to effectively perform his duties as a Manager, the Members shall, by a majority vote, or written consent, elect a new Manager. The resignation of a Manager shall not become effective until the election of a new Manager by the Members, or twelve (12) months from the date of the Manager's resignation notice to the Members, which comes first.

11.2 Management of Company; Authority

Except as otherwise expressly provided in mandatory provisions of the Act or in this Agreement, (a) the decisions and management of the business and affairs of the Company shall be vested exclusively in the Managers and (b) no Member shall have any right or power to take part in the management or control of the Company or its business or affairs. The Managers have all of the rights and powers of a Manager as provided in the Act, this Agreement, and as otherwise provided by law. Any action of the Managers shall constitute the act of and bind the Company.

11.3 Limitations on Manager's Authority

No Manager or Member shall take any action, or fail to take any action, that could impair the limited liability status of the Members.

11.4 Evidence of Authority

Any person dealing with the Company may rely on a certificate signed by the Manager as to:

(a) the identity of the Managers and Members;

(b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Managers or Members or any other matter germane to the Company's affairs;

(c) the persons who are authorized to execute and deliver any instrument or document on the Company's behalf; and

(d) any other matter whatsoever involving the Company or the Managers or any Member.

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12. Limitation on Liabilities; Indemnification

12.1 Limitation on Liabilities

No Manager or Member shall have any liability whatsoever for the obligations or liabilities of the Company or for any breach of duty in any capacity, except to the extent expressly provided in this Agreement or pursuant to non-waivable provisions of the Act. No Manager or Member shall owe any duty (fiduciary or otherwise) to the Company or any Member, except pursuant to non-waivable provisions of the Act. No Member shall be required to return any distribution from the Company, except as expressly provided under non-waivable provisions of the Act. Notwithstanding any other provision in this Agreement, no Member shall have any obligation to restore a deficit Capital Account.

12.2 Indemnification

The Company shall indemnify and hold harmless the Managers, Members and officers of the Company to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorney fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Manager, Member or officer may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Manager, Member or officer for, on behalf of, or otherwise in connection with, the Company. Each such person shall be entitled to an advancement of expenses in connection with defending any such action.

13. Transfers of Interests

13.1 Prohibition

Except as set forth in this Section 13, no Member may sell, assign, transfer, encumber or otherwise dispose (“Transfer”) of its Percentage Interests or withdraw from the Company without the prior written consent of the Managers (or, in case of a Manager, the other Members holding a majority of the Company interests), which consent may be withheld in the Manager's or Members', as the case may be, absolute discretion. Upon a Transfer in accordance with the foregoing provisions, and the assumption of obligations hereunder, including the execution of a written agreement to be bound by the terms of this Agreement, the transferee shall be admitted as a Member in addition to or in substitution for the transferor Member, as the case may be. Transfers in violation of this Agreement, including this Section, shall be null and void.

13.2 Mandatory Transfer

(a) If any Member or, if the Member is a corporate entity, any individual owning or controlling 50% or more of that entity's equity (an “Employed Member”) is employed by Legacy Opportunity Fund, LLC or any of its affiliated companies (collectively “Legacy”) and the Employed Member resigns his or her employment with Legacy for any reason within five years after becoming a Member, or if Legacy terminates the Employed Member at any time for fraud, theft, willful neglect, or other similar misconduct, Legacy will, effective upon the date of such resignation or termination, have an irrevocable option to repurchase the Employed Member's Percentage Interest as of the date of the resignation or termination in exchange for repayment of the value of the Employed Member's initial capital contribution, without interest.

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(b) If an Employed Member resigns his or her employment with Legacy for any reason more than five years after becoming a Member, if Legacy terminates the Employed Member's employment for any reason other than fraud, theft, willful neglect, or other similar misconduct, or if the Employed Member dies or suffers a bona fide disability that leaves Employed Member unable to work, as determined by Legacy in its sole discretion, Legacy shall then have the right but not the obligation to repurchase the Employed Member's Percentage Interest in exchange for the fair market value of the Employed Member's Percentage Interest as of the date of the Employed Member's death, disability, or termination, as determined by Legacy in its sole reasonable discretion.

(c) Legacy may designate and assign its Manager or one or more employees, officers, directors or Members of Legacy or its Manager to exercise all or a part of Legacy's repurchase rights under this Section. Employed Member hereby appoints the Secretary of the Company, or any other person designated by the Manager to act as Secretary, as Employed Member's attorney-in-fact to sell, assign and transfer to Legacy or its designee, all of the Percentage Interest repurchased by Legacy or its designee pursuant to this Section.

13.3 Buy-Sell

(a) At any time prior to the Company winding up pursuant to this Agreement, a Member or Members (the “Offering Member”) shall have the right to institute the buy-sell procedures in this Section to cause the other Member(s) (the “Receiving Member”), to either sell to the Offering Member all of the Receiving Member's Units or purchase from the Offering Member all of the Offering Member's Units, all on the terms herein set out:

(i) The Offering Member shall give written notice of the offer (the “Buy-Sell Notice”) to the Receiving Member, which Buy-Sell Notice shall state that the Offering Member is making an offer to purchase all of the Receiving Member's Units for a specified purchase price payable in cash per Unit.

(ii) Within thirty (30) days after the Receiving Member receives the Buy-Sell Notice, the Receiving Member shall notify the Offering Member of its election to either:

(A) sell to the Offering Member all of the Units owned by the Receiving Member for the purchase price per Unit set out in the Buy-Sell Notice; or

(B) purchase all of the Offering Member's Units for the purchase price per Unit set out in the Buy-Sell Notice.

(iii) The failure of the Receiving Member to notify the Offering Member in writing (signed by the Receiving Member) within the thirty (30) day period of its election to buy or sell, shall conclusively be deemed to be an election by the Receiving Member to sell to the Offering Member all of the Receiving Member's respective Units in the Company as provided in this Section, and the election shall be treated as having occurred on the last day of the thirty (30) day period.

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(iv) The closing of the sale and purchase of the Units contemplated by this Section shall occur at the principal office of the Company within sixty (60) days after the Receiving Member notifies (or is deemed, pursuant to the provisions of Section 10.4(a)(iii) to have notified) the Offering Member of its election to sell or buy. At the closing, the following transactions shall occur:

(A) the selling Member shall transfer the selling Member's Units to the purchasing Member and the selling Member shall execute and deliver to the purchasing Member all documents required to give effect to the sale and purchase of such Units. Failure of the selling Member to timely execute the required documents in the sole discretion and reasonable judgment of the Managers, shall permit the Managers to execute the documents on behalf of the selling Member, and such signatures and execution shall be binding upon the selling Member; and

(B) the purchasing Member shall: (i) pay to the selling Member the purchase price stated in the Buy-Sell Notice for the Units being purchased; (ii) repay, or cause the Company to repay, to the selling Member or its Affiliates, as the case may be, all amounts they have loaned or advanced to the Company; and (iii) deliver releases of the selling Member and its Affiliates from third persons to whom the selling Member or its Affiliates have guaranteed the repayment of the Company's loans, advances or other obligations. The selling Member will cooperate with the purchasing Member in obtaining the releases.

14. Incapacity of a Member or Involuntary Transfer

The incapacity or involuntary transfer of a Member as the result of the Member's death or incapacity shall not cause the dissolution of the Company.

15. Effect of Incapacity or Involuntary Transfer

Subject to Legacy's repurchase rights under Section 13 above, upon the occurrence of an incapacity or involuntary transfer, the Member suffering the incapacity or involuntary transfer, or such Member's permitted successors (i) shall be entitled to receive thereafter only the distributions and allocations of income, gain, loss, deduction, credit or similar items to which the Member would have been entitled, and (ii) shall not be entitled or enabled to exercise any other rights or powers of a Member.

16. Dissolution

The Company shall continue unless dissolved (i) by determination of the Manager; (ii) by determination of the Members holding a majority of the Company interests or (iii) by operation of law. Upon the dissolution of the Company, the affairs of the Company shall be wound up and liquidated forthwith.

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17. Winding Up

In the event the Company is dissolved, the Company's affairs shall be wound up as expeditiously as possible, the assets of the Company sold or distributed and the Company terminated. The winding up of the Company's affairs and the liquidation and distribution of its assets shall be conducted by such person as the Managers shall appoint, who is authorized to do any and all acts and things authorized by law to effect such liquidation and distribution of the Company's assets. The Company's assets shall be used first to pay or provide for the payment of all of the Company's debts (including those to Managers or Members), with the balance being distributed to the Members in accordance with their respective Percentage Interests, after giving effect to the Class B Liquidation Preference, and giving effect to all contributions, distributions and allocations for all taxable periods prior to the winding up period and to all contributions and allocations for the winding up period. The Company's assets may be sold or such assets as are in excess of the amount required to meet all of the Company's liabilities to third persons may be distributed in kind to the Members. If any assets of the Company are to be distributed in kind, such assets shall be valued and shall be deemed sold at their fair market value and any gain or loss deemed realized shall be allocated to the Capital Accounts of the Members pursuant to this Agreement as if such gain or loss had actually been fully realized in the winding up taxable period.

18. Miscellaneous and Administrative Provisions

18.1 Governing Law

This Agreement is being delivered in Delaware and the parties intend that this Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts made and to be wholly performed in Delaware by persons domiciled in Delaware without reference to rules governing conflicts of law.

18.2 Amendments

This Agreement may be amended only by an instrument in writing signed by the Manager and Members holding at least a majority of the Percentage Interests in the Company, except where such amendment directly and materially adversely affects a Member, then such amendment must also be signed by such affected Member.

18.3 Notices

All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing and shall be deemed delivered (a) if given by facsimile or electronic mail, when transmitted and the appropriate telephonic or electronic confirmation received, (b) if given by first-class air mail (certified and return-receipt requested), when delivered, and (c) if given by an internationally recognized overnight courier, when received or personally delivered, in each case, to the number or addressed of a Member as contained on the books of the Company, with a copy to the Company to its registered office or at such other address as may have otherwise been specified by written notice. Notices shall be deemed delivered when received.

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18.4 Parties Bound

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.5 Entire Agreement

This Agreement contains the entire understanding among the parties and supersedes any other or prior understandings or written or oral agreements among the parties with respect to the subject matter hereof.

18.6 Counterparts

This Agreement may be executed in counterparts, all of which shall constitute the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement of LB 1 LLC as of the day and year first written above.

MANAGER: Legacy Builders Management, LLC		INITIAL MEMBER: Legacy Builders Management, LLC

By:	/s/ Amed Hazel	By:	/s/ Amed Hazel
	Amed Hazel		Amed Hazel
	Manager		Manager

By:	/s/ Rochelle Hazel	By:	/s/ Rochelle Hazel
	Rochelle Hazel		Rochelle Hazel
	Manager		Manager

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Schedule 1

As of 11/26/18

Member	Initial Capital Contribution	Percentage Interest
Legacy Builders Management, LLC	$1,000.00	100%

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